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                                  EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
FirstCity Financial Corporation:

     We consent to incorporation by reference in the registration statements on Form S-8 and Form S-3 of FirstCity Financial Corporation of our report dated March 24, 1998, relating to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of FirstCity Financial Corporation.

                                            KPMG Peat Marwick LLP

Fort Worth, Texas
March 25, 1998